Exhibit 10.14

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), is made as of December 17, 2018 (the “Effective Date”) by and between AVROBIO, Inc., a Delaware corporation, with an office at One Kendall Square, Building 300, Suite 201, Cambridge, MA 02139 (“AVROBIO”), and BIVO (CVR no. 39384027), with its office at Soebrinken 2, 2840 Holte, Denmark (together with Birgitte Volck, MD, “Consultant”). For the avoidance of doubt, Consultant’s obligations pursuant to this Agreement regarding nonsolicitation, work product, and confidentiality are also personal to Volck in her individual capacity. AVROBIO desires to have the benefit of Consultant’s knowledge, skill and experience, and Consultant desires to provide services to AVROBIO, all as provided in this Agreement.

1.

Services. AVROBIO retains Consultant, and Consultant agrees to provide, consulting and advisory services to AVROBIO as AVROBIO may from time to time reasonably request and as further specified in Exhibit A (the “Consulting Services”). Consultant acknowledges and agrees that AVROBIO is entering into this Agreement to retain Volck to perform the Consulting Services personally. AVROBIO has determined that Volck is exceptionally qualified to perform them by virtue of her knowledge, skill, and experience. Therefore, Volck shall not delegate the performance of the Consulting Services to other individuals without the written consent of AVROBIO. Any changes to the Consulting Services (and any related compensation adjustments) must be agreed to in writing between Consultant and AVROBIO prior to implementation of the changes.

2.	Compensation. As full consideration for Consulting Services provided under this Agreement, AVROBIO agrees to pay Consultant and reimburse expenses as described in Exhibit A.

3.

Performance. Consultant agrees to provide the Consulting Services to AVROBIO in accordance with all applicable laws and regulations and the highest professional standards. Consultant represents and covenants that Consultant has not been, and is not under consideration to be (a) debarred from providing services pursuant to Section 306 of the United States Federal Food Drug and Cosmetic Act, 21 U.S.C. § 335a or similar provisions in other jurisdictions; (b) excluded, debarred or suspended from, or otherwise ineligible to participate in, any federal or state health care program or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. §1320a-7b(f) or similar provisions in other jurisdictions); (c) disqualified by any government or regulatory agencies from performing specific services, and is not subject to a pending disqualification proceeding; or (d) convicted of a criminal offense related to the provision of health care items or services, or under investigation or subject to any such action that is pending.

4.

Compliance with Obligations to Third Parties. Consultant represents and covenants to AVROBIO that the terms of this Agreement and Consultant’s performance of Consulting Services do not and will not conflict with any of Consultant’s obligations to any third parties. Consultant agrees not to use any trade secrets or other confidential information of any other person, firm, corporation, institution or other third party in connection with any of the Consulting Services. Consultant agrees not to make any use of any funds, space, personnel, facilities, equipment or other resources of a third party in performing the Consulting Services, nor take any other action that would result in a third party, including without limitation, an employer of Consultant, asserting ownership of, or other rights in, any Work Product (defined in Section 6), unless agreed upon in writing in advance by AVROBIO. Consultant represents and warrants that all employees or representatives, if any, performing Consulting Services on behalf of Consultant hereunder are bound by written agreements requiring them to comply with Consultant’s obligations hereunder.

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5.	Exclusivity; Nonsolicitation.

(a)

During the Term, and only with AVROBIO’s prior written approval, Consultant may accept and perform engagements for other persons, firms or companies which do not conflict with or materially impinge upon Consultant’s ability to provide the Consulting Services, provided that Consultant may not in any circumstances accept any employment or engagement with any person, firm or company for the provision of work or services that are competitive with AVROBIO.

(b)

During the Term, Consultant shall not (i) solicit, encourage, or take any other action which is intended to induce any director or employee of, or consultant or collaborator to, AVROBIO to terminate his/her employment or relationship with AVROBIO in order to become employed by or otherwise perform services for any other party, or (ii) solicit, endeavor to entice away from AVROBIO or otherwise interfere with the relationship of AVROBIO with any third party who is, or was within the then-most recent twelve (12) month period, an AVROBIO client, collaborator or customer.

6.

Work Product. Consultant will promptly and fully disclose in confidence to AVROBIO all inventions, discoveries, improvements, ideas, concepts, designs, processes, formulations, products, computer programs, works of authorship, databases, mask works, trade secrets, know-how, information, data, documentation, reports, research, creations and other products arising from or made in the performance of (solely or jointly with others) the Consulting Services (whether or not patentable or subject to copyright or trade secret protection) (collectively, and including any memorialization thereof by electronic or manual storage, transcription, or recording, and any display, performance or modification thereof or derivative work based thereon, the “Work Product”). Consultant assigns and agrees to assign to AVROBIO all rights in the United States and throughout the world to Work Product. Consultant will keep and maintain adequate and current written records of all Work Product, and such records will be available to and remain the sole property of AVROBIO at all times. For purposes of the copyright laws of the United States, Work Product will constitute “works made for hire,” except to the extent such Work Product cannot by law be “works made for hire”. Consultant represents and covenants that Consultant has and will have the right to transfer and assign to AVROBIO ownership of all Work Product. Consultant will execute all documents, and take any and all actions needed, all without further consideration, in order to confirm AVROBIO’s rights as outlined above. In the event that Consultant should fail or refuse to execute such documents within a reasonable time, Consultant appoints AVROBIO as attorney to execute and deliver any such documents on Consultant’s behalf. If Consultant incorporates into any Work Product any information, software, materials or other technology owned by Consultant or in which Consultant has any interest, Consultant hereby grants, and to the extent any such grant cannot be made at the present, Consultant agrees to grant to AVROBIO a non-exclusive, royalty-free, irrevocable, perpetual, transferable, worldwide license, with the right to sublicense through multiple tiers, under all such intellectual property rights, to make, use, sell, offer for sale, import, modify, reproduce, create derivative works based upon, distribute, perform, display or otherwise exploit, such information, software, materials or other technology, in whole or in part, as reasonably required in connection with AVROBIO’s use or exploitation of Work Product or as otherwise reasonably necessary to obtain the benefit of the Consulting Services.

7.

Confidentiality. “Confidential Information” means (a) any scientific, technical, business or financial information or trade secrets in whatever form (written, oral or visual) that is furnished or made available to Consultant by or on behalf of AVROBIO, (b) all information contained in or comprised of AVROBIO Materials (defined in Section 8); and (c) all Work Product. Confidential Information is, and will remain, the sole property of AVROBIO. During the Term (as defined in Section 10) and for a period of ten (10) years thereafter (the “Confidentiality Period”), Consultant agrees to (i) hold in confidence all Confidential Information, and not disclose Confidential Information without the prior written consent of AVROBIO; (ii) use Confidential Information solely in connection with the Consulting Services; (iii) treat Confidential Information with no less than a reasonable degree of care; (iv) reproduce Confidential Information solely to the extent necessary to provide the Consulting Services, with all such reproductions being considered Confidential Information; and (v) notify AVROBIO of any unauthorized disclosure of Confidential Information promptly upon becoming aware of such disclosure. Consultant understands that AVROBIO may from time to time have in its possession certain proprietary or confidential materials and information

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(including product development plans and specifications) of third parties and which AVROBIO has agreed to keep confidential. Consultant agrees that all such material and information shall be deemed Materials and Confidential Information, respectively, for purposes of this Agreement. Notwithstanding the foregoing, the non-disclosure and non-use obligations imposed by this Agreement with respect to any Confidential Information in the form of plasmid maps, plasmid sequences, vector maps, vector sequences and/or any AVROBIO Materials provided hereunder and/or any sequencing information obtained from such AVROBIO Materials (e.g., regarding plasmids, vectors, or transduced cells) or trade secrets, the Confidentiality Period shall extend in perpetuity unless and until such Confidential Information becomes subject to an exception set forth below. Consultant’s obligations of non-disclosure and non-use under this Agreement will not apply to any portion of Confidential Information that Consultant can demonstrate, by competent proof:

(a)	is generally known to the public at the time of disclosure or becomes generally known through no wrongful act on the part of Consultant;

(b)	is in Consultant’s possession at the time of disclosure other than as a result of Consultant’s breach of any legal obligation;

(c)	becomes known to Consultant on a non-confidential basis through disclosure by sources other than AVROBIO having the legal right to disclose such Confidential Information; or

(d)	is independently developed by Consultant without reference to or reliance upon Confidential Information.

Notwithstanding any other provision hereof, it shall not be a violation of this Agreement for Consultant to disclose Confidential Information to the extent such disclosure is required by a governmental authority or by order of a court of competent jurisdiction; provided that in such event, Consultant will give AVROBIO prompt written notice thereof and Consultant will take all reasonable and lawful actions to avoid or minimize the degree of such disclosure. Consultant will cooperate reasonably with AVROBIO in any efforts to seek a protective order.

Consultant acknowledges receipt of the following notice under 18 U.S.C § 1833(b)(1): “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

8.

AVROBIO Materials. All documents, data, records, materials, compounds, apparatus, equipment and other physical property furnished or made available by or on behalf of AVROBIO to Consultant in connection with this Agreement and all materials derived therefrom, and all Work Product to the extent such Work Product constitutes tangible materials (“AVROBIO Materials”) are and will remain the sole property of AVROBIO. Consultant will use AVROBIO Materials only as necessary to perform the Consulting Services and will not transfer or make available to any third party the AVROBIO Materials without the express prior written consent of AVROBIO. Consultant shall not, nor allow or encourage any third party to, manufacture or analyze or otherwise “reverse engineer” any AVROBIO Materials, and Consultant shall comply with all laws and regulations regarding the transportation, use and disposal of AVROBIO Materials. Consultant will return to AVROBIO any and all AVROBIO Materials upon request.

9.

Publication; Publicity. Consultant may not publish or refer to Work Product, in whole or in part, without the prior express written consent of AVROBIO. Consultant will not use the name, logo, trade name, service mark, or trademark, or any simulation, abbreviation, or adaptation of same, or the name of AVROBIO or any of its affiliates for publicity, promotion, or other uses without AVROBIO’s prior written consent.

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10.	Expiration/Termination. The term of this Agreement (the “Term”) will commence on the Effective Date and expire on the date of the earliest to occur of the following:

(i)

when the condition set forth in Section 21 of the Employment Agreement attached hereto as Exhibit B is satisfied, as determined by AVROBIO in its reasonable discretion, in which case the Employment Agreement shall become effective in accordance with its terms and govern Volck’s continuing relationship with AVROBIO;

(ii)	AVROBIO’s immediate termination of this Agreement upon notice to Consultant of an unsatisfactory background check;

(iii)	AVROBIO’s termination of this Agreement at any time with or without cause upon not less than five (5) days’ prior written notice to Consultant;

(iv)	Consultant’s termination of this Agreement at any time with or without cause upon not less than five (5) days’ prior written notice to AVROBIO; or

(v)	the one year anniversary of the Effective Date.

Any expiration or termination of this Agreement shall be without prejudice to any obligation of either party that has accrued prior to the effective date of expiration or termination. Upon expiration or termination of this Agreement, neither Consultant nor AVROBIO will have any further obligations under this Agreement, except that (a) Consultant will terminate all Consulting Services in progress in an orderly manner as soon as practicable and in accordance with a schedule agreed to by AVROBIO, unless AVROBIO specifies in the notice of termination that Consulting Services in progress should be completed; (b) Consultant will deliver to AVROBIO all Work Product made through expiration or termination; (c) AVROBIO will pay Consultant any monies due and owing Consultant, up to the time of termination or expiration, for Consulting Services properly performed and all authorized expenses actually incurred; (d) Consultant will immediately return to AVROBIO all AVROBIO Materials and other Confidential Information and copies thereof provided to or made by Consultant under this Agreement; and (e) the terms, conditions and obligations under Sections 4 through 11 will survive expiration or termination of this Agreement. For the avoidance of doubt, if this Agreement is terminated for any reason other than subsection (i) above, the Employment Agreement attached as Exhibit B shall be void ab initio and shall not become effective.

11.	Miscellaneous.

(a)

Independent Contractor. The parties understand and agree that Consultant is an independent contractor and not an agent or employee of AVROBIO. Consultant has no authority to obligate AVROBIO by contract or otherwise. Consultant will not be eligible for any employee benefits of AVROBIO and expressly waives any rights to any employee benefits. Consultant will bear sole responsibility for paying and reporting Consultant’s applicable federal and state income taxes, social security taxes, unemployment insurance, workers’ compensation, and health or disability insurance, retirement benefits, and other welfare or pension benefits, if any, including those of any employee or representative of Consultant performing Consulting Services hereunder as applicable, and indemnifies and holds AVROBIO harmless from and against any liability with respect to such taxes, benefits and other matters.

(b)

Use of Name. Consultant consents to the use by AVROBIO of Consultant’s name on its website, in press releases, company brochures, offering documents, presentations, reports or other documents in printed or electronic form, and any documents filed with or submitted to any governmental or regulatory agency or any securities exchange or listing entity; provided, that such materials or presentations accurately describe the nature of Consultant’s relationship with or contribution to AVROBIO.

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(c)

Entire Agreement. This Agreement contains the entire agreement of the parties with regard to its subject matter, and supersedes all prior or contemporaneous written or oral representations, agreements and understandings between the parties relating to that subject matter. This Agreement may be changed only by a writing signed by Consultant and an authorized representative of AVROBIO.

(d)

Certain Disclosures and Transparency. Consultant acknowledges that AVROBIO and its affiliates are required to abide by federal and state disclosure laws and certain transparency policies governing their activities including providing reports to the government and to the public concerning financial or other relationships with healthcare providers. Consultant agrees that AVROBIO and its affiliates may, in their sole discretion, disclose information about this Agreement and about Consultant’s Consulting Services including those relating to healthcare providers and any compensation paid to healthcare providers pursuant to this Agreement. Consultant agrees to promptly supply information reasonably requested by AVROBIO for disclosure purposes.

(e)

Assignment and Binding Effect. The Consulting Services to be provided by Consultant are personal in nature. Consultant may not assign or transfer this Agreement or any of Consultant’s rights or obligations hereunder. In no event will Consultant assign or delegate responsibility for actual performance of the Consulting Services to any third party. AVROBIO may transfer or assign this Agreement, in whole or in part, without the prior written consent of Consultant. Any purported assignment or transfer in violation of this Section is void. This Agreement will be binding upon and inure to the benefit of the parties and their respective legal representatives, heirs, successors and permitted assigns.

(f)

Notices. All notices required or permitted under this Agreement must be in writing and must be given by directing the notice to the address for the receiving party set forth in this Agreement or at such other address as the receiving party may specify in writing under this procedure. Notices to AVROBIO will be marked “Attention: President & CEO”. All notices must be given (i) by personal delivery, with receipt acknowledged, (ii) by prepaid certified or registered mail, return receipt requested, or (iii) by prepaid recognized next business day delivery service. Notices will be effective upon receipt or at a later date stated in the notice.

(g)

Governing Law. This Agreement and any disputes relating to or arising out of this Agreement will be governed by, construed, and interpreted in accordance with the internal laws of the Commonwealth of Massachusetts, USA without regard to any choice of law principle that would require the application of the law of another jurisdiction. The parties agree to submit to the exclusive jurisdiction of the state and federal courts located in the Commonwealth of Massachusetts, USA and waive any defense of inconvenient forum to the maintenance of any action or proceeding in such courts.

(h)

Severability; Reformation. Each provision in this Agreement is independent and severable from the others, and no provision will be rendered unenforceable because any other provision is found by a proper authority to be invalid or unenforceable in whole or in part. If any provision of this Agreement is found by such an authority to be invalid or unenforceable in whole or in part, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision and the intent of the parties, within the limits of applicable law.

(i)

No Strict Construction; Headings. This Agreement has been prepared jointly and will not be strictly construed against either party. The section headings are included solely for convenience of reference and will not control or affect the meaning or interpretation of any of the provisions of this Agreement.

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(j)

Waivers. Any delay in enforcing a party’s rights under this Agreement, or any waiver as to a particular default or other matter, will not constitute a waiver of such party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written waiver relating to a particular matter for a particular period of time signed by Consultant and an authorized representative of the waiving party, as applicable.

(k)

Remedies. Consultant agrees that (i) AVROBIO may be irreparably injured by a breach of this Agreement by Consultant; (ii) money damages would not be an adequate remedy for any such breach; (iii) as a remedy for any such breach AVROBIO will be entitled to seek equitable relief, including injunctive relief and specific performance, without being required by Consultant to post a bond; and (iv) such remedy will not be the exclusive remedy for any breach of this Agreement.

(l)

Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. A facsimile or portable document format (“.pdf”) copy of this Agreement, including the signature pages, will be deemed an original.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

AVROBIO, INC.

By:	/s/ Geoff MacKay

Name: Geoff MacKay
Title: President & CEO

CONSULTANT

On behalf of BIVO and in her individual capacity:

/s/ Birgitte Volck
Birgitte Volck, MD

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EXHIBIT A

1.	Consulting Services:

Consultant will provide the following Consulting Services to AVROBIO:

Birgitte Volck, MD shall serve as AVROBIO’s President of Research and Development. The Consulting Services shall be performed in Denmark.

2.	Compensation:

Fees: As full compensation for the Consulting Services performed in accordance with the terms of this Agreement, AVROBIO will pay Consultant $37,916.67 per month during the Term.

Expenses: AVROBIO will reimburse Consultant for any pre-approved expenses actually incurred by Consultant in connection with the provision of Consulting Services. Requests for reimbursement will be in a form reasonably acceptable to AVROBIO, will include supporting documentation and will accompany Consultant’s invoices.

Invoicing: No later than the last day of each calendar month, Consultant will invoice AVROBIO for Consulting Services rendered and related expenses incurred during the preceding month. Invoices should reference this Agreement and be e-mailed to [***]. Invoices will contain such detail as AVROBIO may reasonably require and will be payable in U.S. Dollars. Undisputed payments will be made by AVROBIO within thirty (30) days after AVROBIO’s receipt of Consultant’s invoice, request for reimbursement and all supporting documentation.

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EXHIBIT B

Employment Agreement

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